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                                                                    EXHIBIT 10.4

                         EXPENSE AND INDEMNITY AGREEMENT

      This Expense and Indemnity Agreement (this "Agreement") is entered into as of [_______], 2005, by and between ING USA Annuity and Life Insurance Company, an Iowa insurance company ("ING USA"), and U.S. Bank National Association, as custodian (the "Custodian").

      WHEREAS, in consideration of the Custodian's services to each Trust created in connection with the Program and pursuant to the Program Documents, ING USA hereby agrees to the following compensation arrangements and terms of indemnity.

      NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

            Section 1.01. Definitions. All capitalized terms not otherwise defined herein will have the meanings set forth in the Standard Indenture Terms attached as Exhibit [?] to Registration Statement on Form S-3 (File No. [__________]) filed with the Securities and Exchange Commission by ING USA on [______________], 2005, as may be amended. The following terms, as used herein, have the following meanings:

      "Excluded Amounts" means (i) any obligation of any Trust to make any payment to any Holder in accordance with the terms of the applicable Indenture or such Trust's Notes, (ii) any obligation or expense of any Trust to the extent that such obligation or expense has actually been paid utilizing funds available to such Trust from payments under the applicable Funding Agreement, (iii) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever resulting from or relating to any insurance regulatory or other governmental authority asserting that (a) any Trust's Notes are, or are deemed to be, (1) participations in the applicable Funding Agreement or (2) contracts of insurance, or (b) the offer, purchase, sale and/or transfer of any Trust's Notes and/or the pledge and collateral assignment of the applicable Funding Agreement by any Trust to the Indenture Trustee on behalf of the Holders of such Trust's Notes (1) constitutes the conduct of the business of insurance or reinsurance in any jurisdiction or (2) requires such Trust or any Holder of such Trust's Notes to be licensed as an insurer, insurance agent or broker in any jurisdiction, (iv) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever imposed on the Custodian that results from the bad faith, misconduct or negligence of the Custodian, (v) any costs and expenses attributable solely to the Custodian's administrative overhead unrelated to the Program, (vi) any tax imposed on fees paid to the Custodian, (vii) any withholding taxes imposed on or with respect of payments made under the applicable Funding Agreement, the applicable Indenture or a Trust's Note and
(viii) any Additional Amounts paid to any Holder.

      "Fees" means the fees agreed to between ING USA and the Custodian as set forth in the fee schedule attached as Exhibit A to this Agreement.

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      "Obligation" means any and all (i) costs and expenses reasonably incurred
(including the reasonable fees and expenses of counsel) relating to the offering, sale or issuance of any Notes by any Trust under the Program or the safekeeping of any Collateral and (ii) costs, expenses and taxes of each Trust; provided, however, that Obligations do not include Excluded Amounts.

                                   ARTICLE II
                                SERVICES AND FEES

      Section 2.01 Fees. ING USA hereby agrees to pay the Custodian its Fees. Such Fees may be subject to amendment in the event of a substantive change in the nature of the Custodian's duties under the Program, as may be agreed to in writing from time to time by the Custodian and ING USA.

      Section 2.02 Payment of Obligations.

      (a) In the event that the Custodian delivers written notice and evidence, reasonably satisfactory to ING USA, of any Obligation of the Custodian, ING USA shall, upon receipt of such notice, promptly pay such Obligation. Notice of any Obligation (including any invoices) should be sent to ING USA at its address set forth in Section 4.04, or at such other address as such party shall hereafter furnish in writing.

      (b) At the written request and expense of ING USA, the Custodian will (i) from time to time execute all such instruments and other agreements and take all such other actions as may be necessary or desirable, or that ING USA may reasonably request in writing, to protect any interest of ING USA with respect to any Obligation or to enable ING USA to exercise or enforce any right, interest or remedy it may have with respect to any such Obligation, and (ii) release to ING USA any amount received from a party other than ING USA in connection with any Obligation or any portion thereof, promptly after any such amount is received by the Custodian.

      (c) ING USA and the Custodian hereby agree that all payments due under this Agreement in respect of any Obligation shall be effected, and any responsibility of ING USA to pay such Obligation pursuant to this Agreement shall be discharged, by the payment by ING USA to the account of the person to whom such Obligation is owed. For the avoidance of doubt, amounts due hereunder from ING USA to the Custodian are not subject to the cap set forth in Section
6.06 of the Indenture.

                                   ARTICLE III
                                 INDEMNIFICATION

      Section 3.01 Indemnification. Subject to the remaining sections of this
Article III, ING USA covenants to fully indemnify and defend the Custodian and its executive officers and directors (each, an "Indemnified Person") for, and to hold them harmless against, any and all loss, liability, claim, damage or reasonable expense (including the reasonable compensation, expenses and disbursements of its counsel) arising out of the acceptance by the Custodian, in its capacity as Custodian, of the performance of its duties and/or the exercise of its respective rights under the Custodial Agreement, including the reasonable costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss,

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liability, claim, damage or expense arises out of or is related to the bad faith, misconduct or negligence of the Custodian. Notwithstanding anything to the contrary, ING USA shall have no obligation to indemnify or defend the Custodian for any loss, liability, claim, damage or expense relating to (i) any costs and expenses attributable solely to the Custodian's administrative overhead unrelated to the Program or (ii) any tax imposed on the Fees paid to the Custodian.

      Section 3.02 Proceedings. An Indemnified Person shall give prompt written notice to ING USA of any action, suit or proceeding commenced or threatened against the Indemnified Person. In case any such action, suit or proceeding shall be brought involving an Indemnified Person, ING USA may, in its sole discretion, elect to assume the defense of the Indemnified Person, and, if it so elects, ING USA shall, in consultation with such Indemnified Person, select counsel, reasonably acceptable to the Indemnified Person, to represent the Indemnified Person and pay the reasonable fees and expenses of such counsel. In any such action, investigation or proceeding, the Indemnified Person shall have the right to retain its own counsel but ING USA shall not be obligated to pay the fees and disbursements of such counsel unless (i) ING USA and the Indemnified Person shall have mutually agreed to the retention of such counsel,
(ii) the named parties to any such action, investigation or proceeding (including any impleaded parties) include both ING USA and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or
(iii) ING USA fails, within ten (10) days prior to the date the first response or appearance is required to be made in any such proceeding, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person; provided that ING USA has received written notice of such action, investigation or proceeding at least twenty-five (25) days prior to the date the first response or appearance is required to be made. It is understood that ING USA shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons.

      Section 3.03 Contribution. Solely to the extent, if any, that the indemnification provided for herein is finally determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, in accordance with its terms, then ING USA shall contribute to the amount paid or payable by an Indemnified Person as a result of such liability in such proportion as is appropriate to reflect the relative benefits received by ING USA, on one hand, and the Custodian, on the other hand, from the transactions contemplated by the Program Documents. For this purpose, the benefits received by ING USA shall be the aggregate value of the relevant Collateral, and the benefits received by the Custodian shall be the Fees it has been paid up to that point, as the Custodian, less costs and unreimbursed expenses incurred by it, as Custodian, in relation to such Collateral. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then ING USA shall contribute to such amount paid or payable by the Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of ING USA, on the one hand, and the Custodian, on the other hand, in connection with the actions or omissions which resulted in such liability, (but solely to the extent such fault results from or is attributable to the Custodian's bad faith, willful misconduct or negligence).

      Section 3.04 Subrogation. ING USA shall be subrogated to any right of the Indemnified Person in respect of the matter as to which any indemnity was paid hereunder.

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      Section 3.05 Settlement. The Indemnified Person may not settle any action, investigation or proceeding without the consent of ING USA, not to be unreasonably withheld.

      Section 3.06 Survival. Notwithstanding any provision contained herein to the contrary, the obligations of ING USA under this Article III to any Indemnified Person shall survive the termination of this Agreement pursuant to
Section 4.03.

      Section 3.07 General. The indemnification provided for herein supersedes in all respects any indemnification provision contained in any other Program Document to which the Custodian is or becomes a party.

                                   ARTICLE IV
                                  MISCELLANEOUS

      Section 4.01 Waiver. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

      Section 4.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

      Section 4.03 Termination. This Agreement shall terminate and be of no further force and effect upon the date on which (i) there are no Fees and there is no Obligation (other than any Obligation directly related to the indemnification obligations of ING USA set forth in Article III hereof) due and payable under this Agreement and (ii) each Program Document has terminated; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time the Custodian must restore payment of any sums paid under any Obligation or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

      Section 4.04 Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing (including by facsimile transmission) and shall be personally delivered or sent by guaranteed overnight delivery or by facsimile transmission (to be followed by personal or guaranteed overnight delivery) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 4.04. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 4.04, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties thereto at their respective addresses (or their respective facsimile numbers) indicated below:

      To the Custodian:

      U.S. Bank National Association
      950 17th Street, Suite 300
      Denver, Colorado 80202
      Attention: Corporate Trust Services

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      Telephone: (303) 585-4591
      Facsimile: (303) 585-6865

      To ING USA:

      ING USA Annuity and Life Insurance Company
      1290 Broadway
      Denver, Colorado 80203-5699
      Attention: Eric Banta
      Telephone: (303) 860-2129
      Facsimile: (303) 813-2129

             [The remainder of this page left intentionally blank.]

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      IN WITNESS WHEREOF, the parties have executed this Expense and Indemnity
Agreement by their duly authorized officers as of the date hereof.

                                           ING USA ANNUITY AND LIFE INSURANCE
                                           COMPANY

                                           By: ________________________
                                           Name:
                                           Title:

                                           U.S. BANK NATIONAL ASSOCIATION, as
                                           Custodian

                                           By: ________________________
                                           Name:
                                           Title:

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                                    EXHIBIT A

                                      FEES

            The Custodian shall be entitled to receive the following fees at the times set forth below:

            $[_________] per annum. The Fees shall be due and payable upon receipt of an invoice by ING USA.